Exhibit 99.1

American States Water Company Announces Proposed Offering of Common Shares

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 13, 2009--American States Water Company (NYSE:AWR) announced today that it intends to offer to the public 1,000,000 shares, plus up to an additional 150,000 shares to cover over-allotments, if any, under its existing shelf registration statement. The Company intends to use the proceeds to repay short-term debt.

Janney Montgomery Scott LLC will serve as sole book-runner and lead manager for the offering, Edward D. Jones & Co., L.P. and Brean Murray, Carret & Co. will serve as co-managers. The offering will be made only by means of a prospectus supplement and prospectus. A copy of the prospectus supplement and the prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@jmsonline.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the shares that the company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President - Finance, Chief Financial
Officer, Corporate Secretary and Treasurer
(909) 394-3600, extension 707